SCHEDULE 14A INFORMATION STATEMENT

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


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[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          PARKER-HANNIFIN CORPORATION
_______________________________________________________________________
               (Name of Registrant as Specified in its Charter)


                         Joseph D. Whiteman, Secretary
______________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

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

                         PARKER-HANNIFIN CORPORATION
         6035 PARKLAND BOULEVARD - MAYFIELD HEIGHTS, OHIO 44124-4141

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             OCTOBER 22, 1997


       The annual meeting of shareholders of Parker-Hannifin Corporation will be held at the Corporation's headquarters at 6035 Parkland Boulevard, Mayfield Heights, Ohio 44124, on Wednesday, October 22, 1997, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

       1. Fixing at five the number of Directors in the class whose three-year term of office will expire in 2000 and electing five Directors in such class;

       2. Adopting an Amendment to the Corporation's Amended Articles of Incorporation to increase the authorized Common Shares of the Corporation from 300,000,000 to 600,000,000;

       3. Adopting an Amendment to the Corporation's Amended Articles of Incorporation to change the principal place of business of the Corporation in Ohio from the City of Cleveland to the City of Mayfield Heights;

       4. Adopting an Amendment to the Corporation's 1993 Stock Incentive Program to limit the number of stock options granted to any individual in a three-year period;

       5. Appointing Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending June 30, 1998; and

       6. Transacting such other business as may properly come before the meeting.

       Shareholders of record at the close of business on August 29, 1997, are entitled to vote at the meeting. Please sign and return the enclosed Proxy promptly. A return envelope is enclosed for your convenience.

                                By Order of the Board of Directors


                                       JOSEPH D. WHITEMAN
                                       JOSEPH D. WHITEMAN
                                          Secretary
September 22, 1997

                        PARKER-HANNIFIN CORPORATION
        6035 Parkland Boulevard - Mayfield Heights, Ohio 44124-4141
                      Web Site: http://www.parker.com

                               PROXY STATEMENT



       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 22, 1997, and at all adjournments thereof. Only shareholders of record at the close of business on August 29, 1997 will be entitled to vote. On that date, 74,430,962 Common Shares were outstanding and entitled to vote at the meeting, each share being entitled to one vote. The number of Common Shares entitled to vote on the record date does not reflect the 3-shares-for-2
Common Stock split subsequently paid to shareholders on September 5, 1997. This Proxy Statement and the form of Proxy are being mailed to shareholders on September 22, 1997.

       Shareholders of the Corporation have cumulative voting rights in the election of Directors, provided any shareholder gives notice in writing to the President or a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that he desires that the voting at such election be cumulative and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate his votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which his Common Shares are entitled, or he may distribute his votes on the same principle among two or more nominees, as he sees fit. In the event that voting at the election is cumulative, the persons named in the Proxy will vote Common Shares represented by valid Board of Directors' Proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

                             ELECTION OF DIRECTORS

       The Directors of the class elected at each annual election hold office for terms of three years. The Board of Directors of the Corporation presently consists of 15 members divided into three classes. The class whose term expires in 1997 consists of five members, the class whose term expires in 1998 consists of four members and the class whose term expires in 1999 consists of six members. Since the last annual meeting of shareholders, pursuant to authority granted in the Corporation's Code of Regulations, Hector R. Ortino was elected to the Board of Directors in January 1997 to a term expiring in 1999 and Debra L. Starnes was elected to the Board of Directors in July 1997 to a term expiring in 1999. In addition, in October 1996, Walter Seipp retired from the Board of Directors.

       Shareholder approval is sought to fix at five the number of directors in the class whose term will expire in 2000 and to elect Duane E. Collins, Allen H. Ford, Allan L. Rayfield, Paul G. Schloemer and Michael A.
Treschow, Directors whose terms of office expire in 1997, to such class.
A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

       Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

         NOMINEES FOR ELECTION AS DIRECTORS FOR TERM EXPIRING IN 2000

DUANE E. COLLINS, 61, has served as a Director of the Corporation since
  1992. Mr. Collins became President and Chief Executive Officer of the Corporation in July 1993. Prior to that date, Mr. Collins served as the Corporation's Vice Chairman of the Board from June 1992 to June 1993 and Executive Vice President and President, International, from 1987 to 1992. Mr. Collins also serves as a Director of National City Corporation and The Sherwin Williams Company.

ALLEN H. FORD, 69, has served as a Director of the Corporation since 1975.
  He is Chairman of the Audit Committee and a member of the Nominating and Pension Committees. Now a Consultant, Mr. Ford was formerly the Senior Vice President-Finance and Control of The Standard Oil Company (diversified natural resources). Mr. Ford is also a Director of First Union Real Estate Investments and Gliatech, Inc.

ALLAN L. RAYFIELD, 62, has served as a Director of the Corporation since
  1984. He is a member of the Audit, Compensation and Management Development and Nominating Committees. Now retired, Mr. Rayfield previously served as President, Chief Executive Officer and Director of M/A-COM, Inc. (microwave manufacturing) from November 1993 to December 1994, and President and Chief Operating Officer of M/A-COM, Inc. from March 1991 to November 1993. Mr. Rayfield is also a Director of Acme Metals Inc. and Arch Communications Group, Inc.

PAUL G. SCHLOEMER, 69, has served as a Director of the Corporation since
  1982. He is a member of the Nominating Committee. Now retired, Mr. Schloemer was President and Chief Executive Officer of the Corporation from 1984 to 1993. Mr. Schloemer is also a Director of Rubbermaid Incorporated, AMP Incorporated and Esterline Technologies Corporation.

MICHAEL A. TRESCHOW, 54, was elected to the Board of Directors in July
  1996. He is a member of the Audit and Nominating Committees. Mr. Treschow has been the President and Chief Executive of AB Electrolux (electrical appliances) in Sweden since April 1997. He was previously the President and Chief Executive Officer of Atlas Copco AB from
  1991 to 1997.  Mr. Treschow is also a Director of SKF AB and Saab
  Automobile AB.

                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

JOHN G. BREEN, 63, has served as a Director of the Corporation since 1980.
  He is Chairman of the Compensation and Management Development Committee and a member of the Nominating and Pension Committees. Mr. Breen is the Chairman of the Board and Chief Executive Officer of The Sherwin Williams Company (paints and coatings). Mr. Breen is also a Director of National City Corporation, Mead Corporation and Goodyear Tire and Rubber Company.

HECTOR R. ORTINO, 55, was elected to the Board of Directors in January
  1997. He is a member of the Audit and Nominating Committees. Mr. Ortino has been the President and Chief Operating Officer of Ferro Corporation (specialty materials) since February 1996 and Chief Operating Officer since September 1996. He was previously Executive Vice President and Chief Financial Administrative Officer of Ferro from May 1993 to February 1996 and Senior Vice President and Chief Financial Officer of Ferro from January 1991 to May 1993. Mr. Ortino is a Director of Ferro Corporation and Defiance, Inc.

PATRICK S. PARKER, 67, has served as a Director of the Corporation since
  1960. Mr. Parker is the Chairman of the Board of Directors of the Corporation.

DENNIS W. SULLIVAN, 58, has served as a Director of the Corporation since
  1983. Mr. Sullivan is Executive Vice President and, since July 1, 1997, a member of the Office of the President of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.

                 PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

PAUL C. ELY, JR., 65, has served as a Director of the Corporation since
  1984. He is Chairman of the Pension Committee and a member of the Nominating Committee. Mr. Ely is presently General Partner of Alpha Partners (venture capital seed financing). Mr. Ely is also a Director of Tektronix, Inc.

FRANK A. LEPAGE, 70, has served as a Director of the Corporation since
  1977. He is a member of the Audit and Nominating Committees. Now retired, Mr. LePage previously served as Director and Executive Vice President of The Firestone Tire & Rubber Company (manufacturer of tires and related products). Mr. LePage is also a Director of Acme Metals Inc.

PETER W. LIKINS, 61, has served as a Director of the Corporation since
  1989. He is Chairman of the Nominating Committee and a member of the Audit and Compensation and Management Development Committees. Dr. Likins is the President of Lehigh University. Dr. Likins also serves as Director of Consolidated Edison Company of New York, Inc., Communications Satellite Corp. and Safeguard Scientifics, Inc.

WOLFGANG R. SCHMITT, 53, has served as a Director of the Corporation since
  1992. He is a member of the Compensation and Management Development and Nominating Committees. Mr. Schmitt is the Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated (manufacturer of rubber and plastic products). He was previously President and Chief Operating Officer of Rubbermaid from 1991 to 1992. Mr. Schmitt also serves as a Director of Kimberly-Clark Inc.

DEBRA L. STARNES, 44, was elected to the Board of Directors in July 1997.
  She is a member of the Nominating and Pension Committees. Ms. Starnes has been the Senior Vice President, Petrochemicals of Lyondell Petrochemical Company (petrochemical production) since January 1997. She was previously Senior Vice President, Polymers of Lyondell from May 1995 to January 1997 and Senior Vice President, Petrochemical Management and Marketing at Lyondell from May 1992 to May 1995.

STEPHANIE A. STREETER, 40, was elected to the Board of Directors in April
  1996. She is a member of the Audit and Nominating Committees. Ms. Streeter is the Group Vice President of Worldwide Office Products of Avery Dennison Corporation (adhesives and office products). She was previously Vice President and General Manager of Avery Dennison Brands from November 1993 to May 1996 and Vice President and General Manager of Office Labels at Avery Dennison from June 1991 to November 1993.


       No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 1997, there were five meetings of the Corporation's Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served except for Mr. Schmitt.

       The Audit Committee, which met twice during the fiscal year ended June 30, 1997, is responsible for reviewing with the Corporation's financial management and its independent auditors the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation's internal control structure. This Committee recommends to the Board of Directors the appointment of the independent auditors for the fiscal year.

       The Pension Committee, which met once during the fiscal year ended June 30, 1997, is responsible for reviewing with the Corporation's management the funding and investment policies for defined benefit plans and defined contribution plans sponsored by the Corporation.

       The Compensation and Management Development Committee, which met three times during the fiscal year ended June 30, 1997, is responsible for annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, deciding upon the grant of stock options to the officers and other employees of the Corporation and reviewing corporate policies and programs for the development of management personnel.

`       The Nominating Committee, which met three times during the fiscal year ended June 30, 1997, is responsible for evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and considering other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations are accompanied by information sufficient to enable the Committee to evaluate the qualifications of the nominee. Nominations should be sent to the attention of the Secretary of the Corporation.

       Compensation of Directors. The Corporation compensates Directors, other than officers who are Directors, for their services. Except as otherwise indicated below, the annual retainer for such Directors is $24,000. The fee for attending each Board and Committee meeting is $1,000 for all such Directors other than Committee Chairmen, whose fee is $1,500 for chairing committee meetings. Patrick S. Parker, Chairman of the Board of Directors, receives an annual retainer of $132,000, plus meeting fees, club memberships and the use of a leased automobile. Directors may elect to defer all or a portion of their fees under the Corporation's Deferred Compensation Plan for Directors (the "Directors Deferral Plan") or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation's Non-Employee Directors' Stock Plan.

       In August 1996, the Board of Directors terminated the Retirement Plan for Directors, except with respect to Directors who had already retired and who continue to receive payments under the Plan. Upon termination, each Director received credit under the Directors Deferral Plan in a phantom Parker-Hannifin Common Stock account in an amount equal to the present value of their vested benefits under the Directors Retirement
Plan. The account balance is non-transferable and must remain in the Directors Deferral Plan until the retirement of the Director.

       The Board of Directors adopted the Non-Employee Directors Stock Option Plan in August 1996. Each Director who is not a current or retired employee of the Corporation was granted 1,000 stock options under the Plan in August 1996 at an option price equal to the then current fair market value of the Corporation's Common Stock. Such options have a ten-year term and vest following one year of continued service as a Director.
Mr. Ortino was granted 500 stock options upon identical terms upon his election to the Board in January 1997.

       Compensation Committee Interlocks and Insider Participation. The following Directors serve as members of the Corporation's Compensation and Management Development Committee: Messrs. Breen, Likins, Rayfield, and Schmitt. Mr. Collins, the President and Chief Executive Officer of the Corporation, serves on the Compensation Committee of The Sherwin Williams Company. Mr. Breen is the Chairman and Chief Executive Officer of The Sherwin Williams Company.

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

       The Compensation and Management Development Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

       The Committee, which consists entirely of four outside non-employee Directors, has overall responsibility to:

       * review the performance and long-term management potential of the executive officers of the Corporation; and

       * review and fix the salaries and other compensation of the executive officers of the Corporation.

       Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation's strategies and operating plans, thereby assuring that the Corporation's system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

       The Corporation's executive compensation programs are designed to attract and retain key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. Comparative compensation information is used by the Committee to establish competitive salary grade ranges at the market median for base pay, annual bonus and long-term compensation. The group of companies used for compensation comparison purposes is not the same as the S&P Manufacturing (Diversified Industrials) Index, which is the peer group of companies included in the performance graph on page 12. Comparative compensation information is obtained by the Committee from independent surveys of numerous diversified manufacturers, which the Committee believes is important in order to establish competitive compensation ranges at the appropriate levels. On the other hand, the S&P Manufacturing (Diversified Industrials) Index utilized in the performance graph contains data only with respect to a limited number of companies that are in businesses similar to the Corporation, which data is theoretically reflective of the stock performance of all diversified manufacturers as a whole.

       The Corporation's executive compensation programs also are intended to reward executives commensurate with performance and attainment of pre-determined financial objectives. Accordingly, compensation of executive officers is directly and materially linked to both operating and stock price performance, thus aligning the financial interests of the Corporation's executives with those of its shareholders.

       Compensation for the Corporation's executives consists of three primary elements:

       1. A base salary within a competitively established range. The specific base salary within the range is determined by length of service and individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive's responsibilities and are established by each executive's supervisor.

       2. An annual cash incentive bonus that is comprised of two components:

           a. An amount that is determined by the Corporation's pre-tax return on average assets as compared to the Corporation's annual plan established at the beginning of the fiscal year (the "Target Incentive Bonus"); and

           b. An amount that is determined based on the return on division net assets for the divisions in each executive's individual operating unit (or the average return for all divisions for corporate staff executive officers) (the "RONA Bonus").

           The target amounts of the annual cash incentive bonuses are established in such a manner that base salary plus the target bonuses will be within the competitively determined total annual compensa-tion range mentioned above. Target annual cash incentive bonuses represent approximately 35-45% of total targeted annual compensation for the executive officers with operational profit and loss responsi-bility (including the Chief Executive Officer) and 25-35% of total targeted annual compensation for the other executive officers.

           The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 1997, under a Volume Incentive Plan, operating group presidents had the oppor-tunity to earn an additional bonus of 1% of base salary for each 1% of sales by which their group exceeded their previous year's sales by between 7.5% and 12.5%, and an additional bonus of 2% of base salary for each 1% of sales by which their group exceeded their previous year's sales by more than 12.5%; subject, however, to an overall maximum of 15% of the participant's base salary. Acqui-sitions may only account for up to 5% of the increase in sales. Also, sales growth above 12.5% resulted in additional payment under the Plan only if the group exceeded corporate goals with respect to its return on sales and its asset/sales ratio. An identical Volume Incentive Plan has been adopted for fiscal year 1998.

       3. Long-term incentive compensation that is comprised of two components:

           a. A long-term incentive plan ("LTIP") award that is based upon the Corporation's actual average return on equity for a three fiscal year period, payable in restricted stock (unless the participant elects to receive cash pursuant to an election under the Corporation's Executive Deferral Plan). The amount of the LTIP award in shares is calculated by dividing a target LTIP dollar value (adjusted for risk of forfeiture) by the market price of the Corporation's Common Stock at the beginning of the three-year performance period. The target LTIP value is estab-lished by the Committee at the market median of comparative LTIP compensation.

           b.  A stock option grant determined by utilizing the Black-
               Scholes valuation model to convert a target stock option dollar value (adjusted for risk of non-vesting) into the number of stock options to be granted. The target stock option value is established by the Committee at the market median of comparative stock option compensation. Stock options are granted with an exercise price equal to the fair market value of the Corpora-tion's Common Stock on the day of grant and grants are generally exercisable between one and ten years from the date granted.

       Incentive compensation for the Corporation's executives is significantly "at risk", based upon the financial performance of the Corporation. Indeed, more than one-half of each executive's targeted total compensation (including base salary, annual bonus, LTIP payouts and stock options) may fluctuate significantly from year to year because it is directly tied to business and individual performance.

       Long-term incentive programs are designed to link the interests of the executives with those of the stockholders. LTIP awards, whether paid in cash or restricted stock, focus on long-term return on equity and provide an incentive to increase the stock price during the three-year performance period, both of which are directly related to enhancing shareholder value. Restricted stock awards build stock ownership and encourage a long-term focus on share-holder value, since the stock is restricted from being sold, transferred or assigned for a specified period. Stock option grants provide an incentive that aligns the executive's interests with those of the shareholders, since stock options will provide value to the executive only when the price of the Corporation's stock increases above the option grant price.

       In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation's Common Stock by its Directors, executive officers and other key executives. These guidelines, stated as a multiple of executives' base salaries and of Directors' annual retainer, are as follows: Chief Executive Officer:
three times; Vice Presidents: two times; other executive officers and group presidents: one time; and non-officer Directors: four times. The recommended time period for reaching the above guidelines is five years. The Chief Executive Officer reviews compliance with this policy with the Committee on an annual basis.

       The Corporation's executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to the Corporation's President and Chief Executive Officer, Duane E. Collins. Mr. Collins' increase in base salary from fiscal 1996 to fiscal 1997 of 6.25% is reflective of his "outstanding" performance rating for fiscal 1996. In addition, based on the Corporation's fiscal 1997 operating plan, Mr. Collins was entitled to receive 100% of his Target Incentive Bonus of $300,000 if the Corporation's actual pre-tax return on average assets, adjusted primarily for acquisitions and currency transac-tions, was 14.6%. A minimum payout of 15% of the Target Incentive Bonus was established at a 3.4% pre-tax return on average assets and a maximum payout of 150% of the Target Incentive Bonus was established at a 17.8% pre-tax return on average assets. During the fiscal year ended June 30, 1997, the Corporation's adjusted pre-tax return on average assets was 14.96% and each executive officer, including Mr. Collins, received an amount equal to 105.9% of his Target Incentive Bonus, which is included in the "Bonus" column of the Summary Compensation Table on page 8.

       Mr. Collins' RONA Bonus was targeted at $377,550 based upon an approximate 31.8% average return on division net assets. The average return on division net assets was 33.8%, resulting in a RONA Bonus payment to Mr. Collins of $400,484, which is included in the "Bonus" column of the Summary Compensation Table on page 8. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

       Based on the Corporation's average return on equity of 19.18% for the three fiscal years ended June 30, 1997, Mr. Collins and the other executive officers received a payment under the 1995-96-97 Long Term Incentive Plan in the form of either restricted shares or contributions to their Executive Deferral Plan accounts in an amount equal to the value of the restricted shares earned, as reported in the "LTIP Payouts" column of the Summary Compensation Table on page 8. Such payment represents
186.47% of the target payment that would have been achieved had the Corporation achieved its return on equity goal of 14% during such period.

       During fiscal year 1997, Mr. Collins and the other executive officers also received a long-term incentive award as described in the LTIP table on page 10 and a stock option grant as reported in Option Grants Table on page 9.

       During the past fiscal year, the Corporation once again recorded all-time sales and earnings records, exceeding the prior year's record performance as well as forecasted performance. Accordingly, incentive compensation payable to each executive, including Mr. Collins, exceeded the target levels of annual compensation established by the Committee at the beginning of the fiscal year and greatly exceeded the 1995-96-97 LTIP target compensation.

       During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted by Congress. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation's Chief Executive Officer and four other highest paid executive officers beginning in fiscal year 1995. The Committee has taken or is taking the necessary actions to ensure the deductibility of compensation paid by the Corporation to such individuals, including seeking amendment to the 1993 Stock Incentive Program.

       JOHN G. BREEN                    PETER LIKINS
       JOHN G. BREEN, CHAIRMAN          DR. PETER W. LIKINS

       ALLAN L. RAYFIELD                WOLFGANG R. SCHMITT
       ALLAN L. RAYFIELD                WOLFGANG R. SCHMITT

                            EXECUTIVE COMPENSATION

       The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:

                                              SUMMARY COMPENSATION TABLE

                                                   Annual Compensation           Long-Term Compensation
                                            ___________________________________  ______________________
                                                                                   Awards       Payouts
                                                                                 __________     _______
                                                                                 Securities
                                                                   Other Annual  Underlying      LTIP      All Other
                                    Fiscal                         Compensation   Options      Payouts    Compensation
   Name and Principal Position       Year   Salary ($)  Bonus ($)     ($)(a)       (#)(b)       ($)(c)       ($)(d)
___________________________________ _______  __________  _________  ____________  __________  __________   ___________
Duane E. Collins,                    1997     830,880    718,184      14,222        88,500     2,898,556     11,531
   President and Chief Executive     1996     783,473    611,981      18,068        99,000       988,348     14,570
   Officer                           1995     680,004    659,082       8,066        45,000       225,798     20,078


Dennis W. Sullivan,                  1997     551,256    358,129       7,137        39,000     1,270,554     12,814
  Executive Vice President           1996     525,000    323,325       8,144        56,250       436,055     12,934
                                     1995     500,004    417,252       8,202        23,850       173,121     20,432


Michael J. Hiemstra,                 1997     376,392    215,491       2,939        18,000       678,972     12,637
  Vice President -                   1996     361,920    199,074       6,574        22,500       232,553     14,672
  Finance and Administration         1995     351,348    242,837       2,648        14,400       120,483     19,519


Donald A. Zito,                      1997     331,500    239,672       8,467        18,000       678,972     13,338
  Vice President, and President,     1996     318,744    236,557       7,015        22,500       232,553     13,502
  Fluid Connectors Group             1995     300,000    583,380         705        14,400        97,868     19,879


Stephen L. Hayes,                    1997     314,196    235,623       9,727        18,000       678,972     11,448
  Vice President, and President,     1996     299,244    215,668       9,734        22,500       232,553     13,507
  Parker Bertea Aerospace Group      1995     285,000    166,797       3,823        14,400       107,427     15,163

(a) No executive officers named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites.

(b) All option grants have been adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.

(c) For fiscal 1997 the amounts represent contributions to the executives' Executive Deferral Plan ("EDP") accounts made under the 1995-96-97 Long Term Incentive Plan. For fiscal 1996 and 1995 the amounts represent the dollar value of restricted shares issued as payments under the 1994-95-96 and 1993-94-95 Long Term Incentive Plans, respectively, based on the Corporation's stock price on the date of issuance of the shares. The restricted shares and EDP contributions are subject to a three-year vesting period, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. Dividends are paid by the Corporation on the restricted shares. The number and value of the aggregate restricted stock holdings for each of the above-named executive officers as of June 30, 1997 was as follows: Mr. Collins, 51,266 shares with a value of $2,074,116; Mr. Sullivan, 26,730 shares with a value of $1,081,451; Mr. Hiemstra, 15,828 shares with a value of $640,375; Mr. Zito, 14,564 shares with a value of $589,215; and Mr. Hayes, 13,196 shares with a value of $533,868. The number of restricted shares has been adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.

(d) Represents matching contributions by the Corporation to the Parker Hannifin Retirement Savings Plan and the Parker Hannifin Savings Restoration Plan.

       The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 1997 to each of the executive officers identified in the Summary Compensation Table on page 8:

                                            OPTION GRANTS IN FISCAL 1997

                                        Individual Grants
                      _____________________________________________________
                        Number of        % of Total                               Potential realizable value at
                        Securities         Options      Exercise                  assumed annual rates of stock
                        Underlying        Granted to    Or Base               price appreciation for option term (b)
                         Options          Employees      Price   Expiration  _______________________________________
        Name          Granted (#)(a)   in Fiscal 1997    ($/Sh)     Date        5% ($)     10% ($)    10.68% ($)(c)
___________________   _______________  ______________  ________  __________  ___________  ___________  _____________
Duane E. Collins           88,500            6.5%       $24.667    8/14/06    1,372,812    3,479,112    3,839,042

Dennis W. Sullivan         39,000            2.9%       $24.667    8/14/06      604,968    1,533,168    1,691,781

Michael J. Hiemstra        18,000            1.3%       $24.667    8/14/06      279,216      707,616      780,822

Donald A. Zito             18,000            1.3%       $24.667    8/14/06      279,216      707,616      780,822

Stephen L. Hayes           18,000            1.3%       $24.667    8/14/06      279,216      707,616      780,822

(a) Options are exercisable on the date following completion of one year of continuous employment after the date of grant (i.e., August 15, 1997). Restorative or "reload" option rights are attached to each option and up to two reload options will be granted upon exercise, subject to certain provisions, if the exercise price is paid using shares of the Corporation's common stock owned by the optionee. Fiscal 1997 grants and exercise prices have been adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.

(b) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize $1,728,684,426 and $4,380,998,076 at assumed annual rates of appreciation of 5% and 10%, respectively, over the ten-year life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

(c) Represents the Corporation's actual rate of stock price appreciation over the 10-year period ending June 30, 1997.


       The following table summarizes exercises of stock options during the fiscal year ended June 30, 1997 by each of the executive officers identified in the Summary Compensation Table on page 8 and the fiscal year-end value of unexercised options for such executive officers:

             AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                         Number of
                                                    Securities Underlying        Value of Unexercised
                                                     Unexercised Options             In-the-Money
                         Shares         Value           at FY-End (#)(a)          Options at FY-End ($)
                      Acquired on     Realized   ___________________________  ___________________________
         Name        Exercise (#)(a)     ($)     Exercisable / Unexercisable  Exercisable / Unexercisable
___________________  _______________  ________   ___________________________  ___________________________
Duane E. Collins         19,125        419,156       319,500 / 88,500           7,175,379 / 1,397,565

Dennis W. Sullivan       16,875        242,775       237,375 / 39,000           6,648,104 /   615,876

Michael J. Hiemstra      19,125        414,375       175,500 / 18,000           4,514,770 /   284,251

Donald A. Zito             -              -          144,000 / 18,000           3,623,343 /   284,251

Stephen L. Hayes         15,000        319,614        60,000 / 18,000           1,227,743 /   284,251

(a) Adjusted to reflect the 3-shares-for-2 Common Stock split paid on September 5, 1997.

       The following table summarizes awards by the Corporation during the fiscal year ended June 30, 1997 to each of the executive officers identified in the Summary Compensation Table on page 8 under the Corporation's Long Term Incentive Plan:

                       LONG TERM INCENTIVE PLAN - AWARDS IN FISCAL 1997

                                                           Estimated Future Payouts under
                     Number of     Performance or            Non-Stock Price-Based Plans
                      Shares     Other Period Until   ________________________________________
       Name             (#)     Maturation or Payout  Threshold (#)   Target (#)   Maximum (#)
___________________  _________  ____________________  _____________   __________   ___________
Duane E. Collins     23,398.5         3 Years            5,849.6       23,398.5      46,797.0
Dennis W. Sullivan   10,336.5         3 Years            2,584.1       10,336.5      20,673.0
Michael J. Hiemstra   5,911.5         3 Years            1,477.9        5,911.5      11,823.0
Donald A. Zito        5,911.5         3 Years            1,477.9        5,911.5      11,823.0
Stephen L. Hayes      5,911.5         3 Years            1,477.9        5,911.5      11,823.0

   Target awards under the Corporation's Long Term Incentive Plan ("LTIP") during the last fiscal year were made in the form of restricted shares of the Corporation's Common Stock and entitle each executive officer to receive a pro rata share of his award based upon the Corporation's actual average return on equity (threshold of 8%; target of 14%; maximum of 20%) for the three fiscal years ending June 30, 1999. Awards are payable in August 1999. Executive officers will receive cash in lieu of restricted shares under the LTIP if they are retired at the time of payment or if they elect, prior to May 31, 1998, to defer the amount earned under the LTIP pursuant to the Corporation's Executive Deferral Plan. The cash equivalent will be calculated based upon the value of the Corporation's Common Shares at the end of the three-year period. The target number of shares awarded under the LTIP and the estimated future payouts have been adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.


                              PENSION PLAN TABLE

   The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 8:


                                         Years of Service
                                         ________________
                Remuneration                15 or more
                ____________             ________________

                $  300,000                 $  165,000
                   500,000                    275,000
                   700,000                    385,000
                   900,000                    495,000
                 1,100,000                    605,000
                 1,300,000                    715,000
                 1,500,000                    825,000
                 1,700,000                    935,000
                 1,900,000                  1,045,000


       The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 8, at their respective retirement dates, except for Mr. Zito, will be as follows: Mr. Collins, 40 years; Mr. Sullivan, 44 years; Mr. Hiemstra, 25 years; and Mr. Hayes, 34 years. Mr. Zito has announced his early retirement effective September 30, 1997 at which time he will have 35 years of service under the Program (but will receive a reduced benefit in accordance with the terms of the Program due to his age). The Program provides an annual benefit based upon the average of the participant's three highest years of cash compen-sation (Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calendar year compensation. Since the amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 8 are determined on a fiscal year basis and since the amounts set forth in the "Bonus" column for Mr. Zito in fiscal 1996 and 1995 and Mr. Hayes in fiscal 1997 and 1996 include payments received under the Volume Incentive Plan (which is not included in determining benefits under the Program), such amounts do not reflect the benefits payable under the Program. If the benefits were to be payable to each named participant based on retirement as of June 30, 1997, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Collins, $1,316,404; Mr. Sullivan, $856,991; Mr. Hiemstra, $564,902; Mr. Zito,
$539,474; and Mr. Hayes, $440,427. Benefits are subject to reduction for payments received under the Corporation's Retirement Plan plus 50% of primary social security benefits.

       "Change in Control" Severance Agreements with Officers. The Corporation has entered into separate agreements (collectively the "Agreements") with Messrs. Collins, Sullivan, Hiemstra, Zito and Hayes. The Agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a "Change in Control" of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any "person" (as such term is used in Sections 13(d)(2) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board; (iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation's approval of the execution of the initial agreement providing for such business combination, or (b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation approves a resolution providing expressly that such business combination does not constitute a "Change in Control"; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

       Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without "Cause" (as defined in the Agreements) or by the executive for "Good Reason" (as defined in the Agreements and described below), the executive shall be entitled to receive (a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive's annual salary and bonus; (c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation's non-qualified income deferral plans together with a "make whole" amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under such deferral plans; and (e) a "gross-up" payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. "Good Reason" for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

       A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested restricted stock issued to an executive pursuant to the Corporation's Long Term Incentive Plans ("LTIP") vests immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) if previously elected by the executive, upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with the "make whole" amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; and (5) upon a Change in Control, each participant under the Corporation's Supplemental Executive Retirement Benefits Program will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant's vested benefit under the Program.

                    COMMON SHARE PRICE PERFORMANCE GRAPH

       The following graph sets forth a comparison of the cumulative share-holder return on the Corporation's Common Shares with the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index during the period June 30, 1992 through June 30, 1997, assuming the investment of $100 on June 30, 1992, and the reinvestment of dividends.

                                Comparison of Five Year Cumulative Total Return Among
                                Parker-Hannifin Corporation, the S&P 500 Index and the
                                  S&P Manufacturing (Diversified Industrials) Index

                                                 6/30/92  6/30/93  6/30/94  6/30/95  6/30/96  6/30/97
Parker-Hannifin Corporation                          100      117      155      202      241      351
S&P 500 Index                                        100      114      115      145      183      247
S&P Manufacturing (Diversified Industrials) Index    100      119      132      175      223      332


          ADOPTION OF AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

       Increase in Authorized Shares. The Board of Directors recommends that the shareholders adopt an amendment to the Corporation's Amended Articles of Incorporation to increase the number of authorized Common Shares, $.50 par value ("Common Shares"), from 300,000,000 to 600,000,000. This action would increase the total authorized shares of the Corporation from 303,000,000 to 603,000,000. The shares would consist of 600,000,000
Common Shares and 3,000,000 shares of Serial Preferred Stock.

       On July 10, 1997, the Board of Directors approved a 3-shares-for-2 stock split of the Common Shares payable September 5, 1997 to shareholders of record on August 21, 1997. The stock split increased by 50% the number of Common Shares outstanding on September 5, 1997. As of September 10, 1997 there were 111,633,754 Common Shares issued and outstanding, 111,633,754 Common Shares reserved for issuance under the 1997 Shareholder Rights Agreement, and 7,711,280 Common Shares reserved for issuance of restricted stock and upon the exercise of stock options held by employees and Directors under Stock Option and Stock Incentive Plans, leaving only 69,021,212 authorized, unissued and unreserved Common Shares. As of September 10, 1997, there was no Serial Preferred Stock issued.

       The availability of additional shares will enhance the Corporation's flexibility in connection with possible future actions, such as stock dividends, stock splits, financing alternatives, employee benefit programs, acquisitions or other corporate actions. Although the Corporation has no present plans, arrangements, understandings or commitments to issue additional Common Shares, the Board of Directors believes that it is in the best interests of the Corporation to have the flexibility to issue such Common Shares without seeking shareholder approval at the time possible actions are identified. The Board of Directors will determine whether, when and on what terms the issuance of Common Shares may be warranted in connection with any of the foregoing purposes.

       The availability for issuance of additional Common Shares could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Corporation. For example, the issuance of Common Shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to gain control of the Corporation. The Corporation is not aware, however, of any pending or threatened efforts to obtain control of the Corporation.

       The additional Common Shares, like the presently authorized Common Shares, will not be subject to preemptive rights. The additional shares may be issued by the Board of Directors without further authorization by the shareholders, except in accordance with any requirements of applicable law or if required by the policies of the New York Stock Exchange. It is possible that under certain circumstances the issuance of such shares may result in dilution of shareholders' voting rights and per share equity in the earnings and assets of the Corporation.

       Change in Principal Place of Business. In August 1997, the Corporation moved to a new state-of-the art headquarters facility in Mayfield Heights, Ohio from its previous headquarters in Cleveland, Ohio. Accordingly, the Board of Directors recommends that the Corporation adopt an amendment to the Corporation's Amended Articles of Incorporation to change the location of the Corporation's principal place of business in the State of Ohio from Cleveland to Mayfield Heights.

       Vote Required for Adoption of the Amended Articles. The increase in the number of authorized shares and the change in the location of the Corporation's principal place of business would be effected by the adoption of amendments to the Amended Articles of Incorporation. No change other than the increase in the number of authorized Common Shares from 300,000,000 to 600,000,000 and the change in the location of the Corporation's principal place of business will be made in the existing Amended Articles. Adoption of each of the amendments to the Amended Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares.

       The Board of Directors unanimously recommends a vote FOR adoption of the amendments to the Amended Articles of Incorporation.

                  AMENDMENT TO 1993 STOCK INCENTIVE PROGRAM

       General. In 1993, the shareholders of the Corporation approved the 1993 Stock Incentive Program (the "1993 Program") in order to permit the Corporation to continue to provide a long-term incentive to key employees by encouraging them to participate in the Corporation's anticipated future growth through the ownership of the Corporation's Common Shares made available through the grant of stock options and other forms of stock incentives. The 1993 Program permits the Corporation to grant to key employees non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights, restricted stock, incentive shares and dividend equivalent rights. The 1993 Program is administered by the Compensation and Management Development Committee of the Board of
Directors, which must be comprised of at least three non-employee Directors of the Corporation. The 1993 Program provides for the annual grant of awards in an amount not in excess of 1.5% of the Common Shares outstanding on June 30 of the preceding fiscal year, provided that Common Shares available for awards in any fiscal year that are not utilized will be available for use in subsequent years. In no event will the number of Common Shares available for awards in any fiscal year exceed 2.5% of the Common Shares outstanding on June 30 of the previous fiscal year. The amount and terms of any awards are subject to the sole discretion of the Committee; provided, however, that all stock option exercise prices must be at least 100% of the fair market value of the Common Shares at the time of grant.

       Subject to limited exceptions, the Board of Directors may amend the 1993 Program or any award granted thereunder without the approval of the shareholders. The 1993 Program will continue in effect until terminated by the Board of Directors. The New York Stock Exchange closing price for the Corporation's Common Shares on September 10, 1997 was $42.50.

       Eligibility. The persons eligible to receive awards under the 1993 Program are those key salaried employees of the Corporation or its subsidiaries with executive, managerial, technical or professional responsibility, including an officer who is also a Director. The
Committee, in its sole discretion, selects those persons entitled to participate in the 1993 Program. There are approximately 900 employees of the Corporation eligible to participate in the 1993 Program.

       The Committee determines, subject to the terms of the 1993 Program, the individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of any award granted. The Committee is also authorized to adopt rules, guidelines and practices governing the 1993 Program and to interpret the provisions of the 1993 Program and any awards.

       Income Tax Treatment of Options. A NQSO issued under the 1993 Program will not result in any taxable income to the optionee or deduction to the Corporation at the time it is granted. The holder of a NQSO will be deemed to have received compensation, taxable as ordinary income, at the time of exercise of the option in an amount equal to the difference between the fair market value of the Common Shares at the time of exercise and the option price, and the Corporation will at the same time become entitled to a tax deduction of like amount. If the Common Shares acquired are later sold or exchanged, the difference between the sale price and the fair market value of the shares on the date of exercise of the option is taxable as long-term or short-term capital gain or loss depending on the holding period.

       Generally there are no federal income tax consequences to the Corporation or to the recipient of ISOs either at the time of grant or at the time of exercise of such options, except that the excess of the fair market value at the time of exercise of Common Shares acquired on exercise of ISOs over the option price may be subject to the alternative minimum tax. If Common Shares acquired on exercise of ISOs are held for at least two years after the date of grant and for one year after acquisition of the Common Shares by the optionee upon exercise, then any gain or loss on subsequent disposition of the Common Shares will be treated for federal income tax purposes as long-term capital gain or loss. If the foregoing holding period requirements are not met, gain recognized on disposition of the Common Shares is taxable as ordinary income to the optionee to the extent of the excess, if any, of the fair market value of the Common Shares acquired on the exercise date over the option price, and the Corporation will become entitled to a deduction in the same amount. Any further gain or loss to the optionee will be taxed as short-term or long-term capital gain depending on the holding period.

       Amendment. The Board of Directors seeks approval to amend the 1993 Program solely with respect to limiting the number of stock options that may be granted to any individual in a three-year period. Other than this amendment, the 1993 Program will remain as currently in effect. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid, or otherwise taxable, to persons named in the Summary Compensation Table and employed by the Company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of stock options, one requirement is that the 1993 Program state a maximum number of shares with respect to which stock options may be granted during a specified period. The 1993 Program, as amended, provides that no employee shall be granted stock options for more than 500,000 shares of Common Stock in a three-year period, thereby satisfying the new requirement.


       Set forth below is a table showing the number of stock options which were outstanding as of August 21, 1997 and the number and dollar value of shares of restricted stock issued for fiscal year 1997 under the 1993 Program for each of the named executive officers in the Summary
Compensation Table on page 8, all current executive officers as a group, and all employees (except executive officers) as a group:

                                 Number                Number of Shares (a)
                                   of                 and Value of Restricted
 Name                          Options (a)             Stock Issued for FY97

Duane E. Collins                 321,990                 -              -
Dennis W. Sullivan               160,200                 -              -
Michael J. Hiemstra               75,735                 -              -
Donald A. Zito                    63,000                 -              -
Stephen L. Hayes                  75,735                 -              -
All current executive
    officers as a group        1,040,408               24,414    $ 1,047,768
All employees (except
    executive officers)
    as a group                 1,998,645               10,548    $   452,685

(a) All share amounts have been adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.

       Approval of the amendment to the 1993 Program requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the Annual Meeting.

       The Board of Directors unanimously recommends a vote FOR approval of the amendment.

                APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Audit Committee and the Board of Directors recommend the appointment of Coopers & Lybrand L.L.P. as certified public accountants to examine the financial statements of the Corporation as of and for the fiscal year ending June 30, 1998. Coopers & Lybrand L.L.P. has made the annual audit of the Corporation's accounts since its organization in 1938. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions. Ratification of the appointment of Coopers & Lybrand L.L.P. as certified public accountants requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the Annual Meeting.

       The Board of Directors unanimously recommends a vote FOR the proposal.

                  PRINCIPAL SHAREHOLDERS OF THE CORPORATION

       The following table sets forth, as of August 21, 1997, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 8, and all Directors and executive officers as a group:

                                            Amount and Nature        Percentage
                 Name of                            of                   of
             Beneficial Owner            Beneficial Ownership(a)(b)   Class(C)


Capital Research and Management Company       7,309,500(d)              6.6%
333 South Hope Street
Los Angeles, CA  90071


J. G. Breen                                       8,250(e)
P. C. Ely                                         5,674(e)
A. H. Ford                                       10,500(e)
F. A. LePage                                     12,750(e)
P. W. Likins                                      6,561(e)
H. R. Ortino                                      2,004(e)
P. S. Parker                                    710,257(e)
A. L. Rayfield                                    3,825(e)
P. G. Schloemer                                 327,019(e)
W. R. Schmitt                                     5,451(e)
D. L. Starnes                                         0
S. A. Streeter                                    3,226(e)
M. A. Treschow                                    3,937(e)

D. E. Collins                                   558,269(e)
D. W. Sullivan                                  513,945(e)
M. J. Hiemstra                                  108,163(e)
D. A. Zito                                       94,629(e)
S. L. Hayes                                      84,221(e)


All Directors and executive                   3,043,678(e)              2.7%
  officers as a group
  (27 persons)



(a) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b) All share amounts have been adjusted for the 3-shares-for-2
    Common Stock split paid on September 5, 1997.

(c) No Director or executive officer beneficially owned more than 1% of the Corporation's Common Stock as of August 21, 1997.

(d) Pursuant to a statement filed by Capital Research and Management Company with the SEC in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, Capital Research Development Company has reported that as of June 30 1997, it had sole investment power over 4,873,000 Common Shares, adjusted to 7,309,500 Common Shares after the effect of the 3-shares-for-2 Common Stock split paid on September 5, 1997.

(e) These amounts include 1,500 (750 for Mr. Ortino), 150,000, 408,000, 312,375, 63,000, 63,000, 63,000 and 1,432,876 Common Shares
    subject to options exercisable on or prior to October 20, 1997 granted under the Corporation's stock option plans held by each designated non-employee Director, Messrs. Schloemer, Collins, Sullivan, Hiemstra,
    Zito and Hayes and all Directors and executive officers as a group, respectively. Such Common Shares are deemed to be outstanding only for the purpose of computing the percentage of shares owned by each of the individuals and the officers and Directors as a group. These amounts also include 30,823, 5,247, 20,941, 7,427, 3,802, 9,275, 6,058 and
    and 137,199 Common Shares as to which Messrs. Parker, Schloemer,
    Collins, Sullivan, Hiemstra, Zito and Hayes and all Directors and executive officers as a group, respectively, hold voting power pursuant to the Corporation's Retirement Savings Plan as of June 30,
    1997, as adjusted for the 3-shares-for-2 Common Stock split paid on September 5, 1997.

                           SHAREHOLDERS' PROPOSALS

       The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders is expected to be May 25, 1998.

                                   GENERAL

       The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

       The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Kissel-Blake Inc., 110 Wall Street, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $14,000, plus disbursements.

       You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the meeting. Common Shares represented by properly executed proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of fixing at five the number of Directors in the class whose three-year term of office will expire in 2000 and for the election of the nominees for Directors in such class; in favor of the amendments to the Corporation's Amended Articles of Incorporation; in favor of the amendment to the Corporation's 1993 Stock Incentive Program; and in favor of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending June 30, 1998. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your Proxy by giving notice to the Corporation in writing or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your Proxy.

       The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 1997, is being mailed to shareholders with this Proxy Statement.

                                By Order of the Board of Directors


                                       JOSEPH D. WHITEMAN
                                       JOSEPH D. WHITEMAN
                                          Secretary

September 22, 1997

                      PARKER-HANNIFIN CORPORATION
       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 22, 1997
        This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints PATRICK S. PARKER, DUANE E. COLLINS and
JOSEPH D. WHITEMAN, and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 22, 1997, and at any adjournments thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card.

_____________________________________________________________________________

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
_____________________________________________________________________________
_____________________________________________________________________________

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
_____________________________________________________________________________

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

_________________________________      ____________________________________

_________________________________      ____________________________________

_________________________________      ____________________________________

[X] PLEASE MARK VOTES
  AS IN THIS EXAMPLE

PARKER-HANNIFIN CORPORATION    1.Election of Directors

                                                          FOR
                                                          ALL
                                                          NOMI- WITH-  FOR ALL
                                                          NEES  HOLD   EXCEPT
                                                          [ ]    [ ]    [ ]

                                 Duane E. Collins        Allen H. Ford
                                 Allan L. Rayfield       Paul G. Schloemer
                                 Michael A. Treschow

                               INSTRUCTION: To withhold authority to vote for
Mark box at right if an   [ ]  a particular nominee, mark the "For All Except"
address change or comment      box and strike a line through the name(s) of
has been noted on the          the nominee(s).  Your shares will be voted for
reverse side of this card.     the remaining nominee(s).

                                                          FOR AGAINST ABSTAIN

RECORD DATE SHARES:            2.Amendment to Amended     [ ]    [ ]    [ ]
                                 Articles of Incorporation
                                 to increase authorized
                                 shares.

                               3.Amendment to Amended     [ ]    [ ]    [ ]
                                 Articles of Incorporation
                                 to change principal place
                                 of business.

                               4.Amendment to 1993 Stock  [ ]    [ ]    [ ]
                                 Incentive Program.

                               5.Appointment of Coopers & [ ]    [ ]    [ ]
                                 Lybrand L.L.P. as
                                 auditors for FY98.

Please be sure to
sign and date
this Proxy.      Date [      ]


______________________________    The Board of Directors recommends a vote FOR
Shareholder sign here             Items 1, 2, 3, 4 and 5.


______________________________
Co-owner sign here